Exhibit 3.1

Filed in the Office of Secretary of State State Of Nevada Business Number E0354342017 - 0 Filing Number 20222774072 Filed On 11/23/2022 11:09:00 AM Number of Pages 3

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DocuSign Envelope ID: 8C66BEE3 - B5EA - 45DE - B7E3 - EFA268059255 ,:.. \ ,i' - . ?." ,..I/ ) t _ . . .... . . .· '';,,'V,:c.,, BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov 4 T 5 C c 6 ( Profit Corporation: Certificate of Amendment (PuRsuANT TO NRs 78 . 380 & 78 .3 85 / 78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT TO NRs 78.403) Officer's Statement PuRsuANT TO NRs 80 . 030 . Effective Date and ime: (Optional) Date : r Time : -------- - - (must not be later than 90 days after the certificate is filed) . Information Being hanged: (Domestic orporations only) Changes to takes the following effect: [] The entity name has been amended. D The registered agent has been changed . (attach Certificate of Acceptance from new registered agent) D The purpose of the entity has been amended. The authorized shares have been amended . The directors, managers or general partners have been amended. D IRS tax language has been added. [8] Articles have been added . D Articles have been deleted . D Other. The articles have been amended as follows : (provide article numbers, if available) See attached Exhibit A. (attach additional page(s) if necessary) chief Financial offic r Title X Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote , in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. . Signature: Required) Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees . Page 2 of 2 Revised: 1 /1/20 19

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Exhibit A

ANNEX A

TO THE CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

CNS PHARMACEUTICALS, INC.

A new section 3(a) is added to the Amended and Restated Articles of Incorporation of CNS Pharmaceuticals as follows:

At 1:01 p.m. PST on November 28, 2022 (the "Effective Time") every 30 (the "Reverse Split Factor") outstanding shares of Common Stock shall without further action by the corporation or the holder thereof be combined into and automatically become one share of Common Stock (the "Reverse Stock Split"); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split, and instead, the Corporation shall issue one full share of post-Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split.

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